Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	Q4FY13	Q1FY14	Q2FY14	Q3 FY14	LTM Q3 FY14	Pro Forma 6/30/2014 LTM (1)
Net Income (Loss) Attributable to Nexeo Solutions	$6,965	$(12,846)	$1,353	$7,337	$2,809	$10,094
Net Income (Loss) Attributable to Noncontrolling Interest	1,031	1,656	(168)	(115)	2,404	2,404
Interest	13,836	14,282	15,653	17,134	60,905	63,557
Taxes	1,869	2,419	983	859	6,130	5,806
Depreciation and Amortization	10,550	11,657	14,483	14,712	51,402	53,104
EBITDA	34,251	17,168	32,304	39,927	123,650	134,965
Management add-backs (2)	9,476	4,992	4,127	5,077	23,672	26,415
Foreign exchange (gains) losses, net (3)	(510)	110	1,635	(293)	942	875
Management fees (4)	1,164	1,272	1,384	1,196	5,016	5,016
Compensation expense related to management equity plan (non-cash)	291	281	264	264	1,100	1,100
Transaction and other one-time items (5)	1,958	4,662	4,409	(50)	10,979	16,243
Management Adjusted EBITDA	$46,630	$28,485	$44,123	$46,121	$165,359	$184,614

(1)              Effective December 1, 2013, the Company acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”), and substantially all of the assets of STX Freight Company (“STX”) and ST Laboratories Group, LLC (“ST Laboratories”), two related businesses of CSD (collectively, the “CSD Acquisition”). Effective April 1, 2014, the Company acquired 100% of the outstanding shares of Archway Sales, Inc., a Missouri corporation (“Archway”), and substantially all of the assets of JACAAB, LLC, a related business of Archway, (“JACAAB” and together, the “Archway Acquisition”). On July 1, 2014, the Company sold its North American composites operations (the “Composites Sale”). Pro forma Management Adjusted EBITDA for the twelve months ended June 30, 2014 reflects (i) the full contribution of CSD, STX and ST Laboratories, (ii) the full contribution of Archway and JACAAB and (iii) the impact of the Composites Sale reflected as discontinued operations. The pro forma financial information was derived from unaudited financial statements and information of (i) Archway and JACAAB, (ii) CSD, STX and ST Laboratories and (iii) the Company’s North American composites operations, each for the twelve months ended June 30, 2014. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions and the disposition been completed at the beginning of the period.

(2)              Management adjustments associated with integration, transition, restructuring and transformational activities.

(3)              Includes net realized and unrealized foreign exchange gains and losses.

(4)              Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P. (“TPG”).

(5)              Professional and transaction costs related to the CSD Acquisition, the Archway Acquisition, the Composites Sale, other potential acquisitions and other one-time items. Includes insurance recoveries of $3,731 recognized during Q3 FY14 related to the final settlement of the Company’s claims associated with the fire at the Garland facility that occurred in November 2012. These recoveries offset operating costs incurred to date in connection with this incident.

Non-GAAP Financial Measure and Related Information

The above table contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. While we believe these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies. In addition, Management Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Moreover, Management Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility, Term Loan Facility or our senior subordinated notes.